CLIENT'S COPY

SALAMON GROUP INC.
(the *"Company"*)

DIRECTORS' CONSENT RESOLUTIONS

The following resolutions were consented to and adopted in writing by the undersigned, being all of the directors of the Company, as of the 7 day of December, 2010.

EXECUTION IN COUNTERPART

BE IT RESOLVED that these resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

RESIGNATION OF DIRECTOR

BE IT RESOLVED that the Company accept the resignation of **John Salamon** as a director of the Company, effective immediately.

RESIGNATION OF OFFICER

BE IT RESOLVED that the Company accept the resignation of **John Salamon** as President of the Company, effective immediately.

APPOINTMENT OF DIRECTOR

BE IT RESOLVED that effective immediately, **Michael Matvieshen** be and is hereby appointed as director of the Company.

APPOINTMENT OF OFFICERS

BE IT RESOLVED that effective immediately, **Michael Matvieshen** be appointed as President and CEO of the Company.

JOHN SALAMON

MICHAEL MATVIESHEN

DECLARED BEFORE ME AT THE CITY OF VANCOUVER, IN THE PROVINCE OF BRITISH COLUMBIA, ON THIS 7th DAY OF DECEMBER, 2010

KITTY LAM
Notary Public
Suite 1208 - 1030 WEST GEORGIA ST.
VANCOUVER, B.C. V6E 2Y3
604-687-8755

Witnessed as to execution only.
No advice sought or given.
(As to Michael Matvieshen)